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Exhibit (a)(8)

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT
ROMI'S OFFER AND NOT TENDER YOUR SHARES TO ROMI

Dear Fellow Hardinge Shareholder:

        On May 10, 2010, Helen Acquisition Corp., a wholly owned subsidiary of Indústrias Romi S.A. (Romi), revised its unsolicited tender offer and offered to acquire your Hardinge shares for $10.00 each.

        After careful consideration, including a thorough review of Romi's Offer with our independent financial and legal advisors, Hardinge's Board of Directors unanimously determined that Romi's Offer is not in the best interests of Hardinge and Hardinge's shareholders. Your Board strongly recommends that all Hardinge shareholders reject Romi's Offer and not tender their shares.

        In reaching its recommendation, your Board considered, among other things, that:

  •
  Hardinge is well-positioned to emerge strongly from the current economic downturn and to benefit significantly as the machine tool industry recovers

  •
  Romi's Offer is highly inadequate

  •
  Romi's Offer is opportunistic

  •
  Romi's Offer values Hardinge at a price significantly below historical valuations and book value per share

  •
  Romi's Offer remains highly conditional

  •
  Romi's Offer is coercive

        A complete discussion of these reasons and the other material factors contributing to the Board of Directors' recommendation is included in the enclosed Schedule 14D-9. We urge you to read the Schedule 14D-9 carefully and in its entirety so that you will be fully informed as to your Board of Directors' recommendation. The Company's 14D-9 filing and other materials related to Romi' unsolicited proposal are also available in the "Investor Relations" section of the Company's website at www.Hardinge.com, or through the following web address: http://www.hardingeus.com/index.asp?pageId=93. If you have any questions concerning Hardinge's Schedule 14D-9 or need additional copies of Hardinge's publicly-filed materials, please contact Okapi Partners at (877) 279-2311 (Toll-Free).

        We appreciate your continued support.

Best regards,

Kyle H. Seymour Non-Executive Chairman	Richard L. Simons President/CEO

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  Exhibit (a)(8)
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT ROMI'S OFFER AND NOT TENDER YOUR SHARES TO ROMI